Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of November 27, 2013, by and between Petro River Oil Corp., a Delaware corporation (the “Company”), and Daniel Smith (“Executive”).

WHEREAS, the Executive currently serves as a Company Director;

WHEREAS, the Company recognizes that the Executive has had and is expected to continue to have a critical and essential role in guiding the Company and in developing the Company’s leasehold interests;

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement;

WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive’s service as Executive Vice President under the terms of an employment agreement on the terms set forth herein, which shall supersede all previous agreements regarding Executive’s service as a director and employment by the Company; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The Executive shall serve as Executive Vice President reporting to the Company’s Executive Chairman.

The Executive shall have such duties and authority as are consistent therewith and as may be set forth by the Executive Chairman. For purposes of the applicability of the Company compensation plans to the Executive, Executive shall be considered an “employee.” The Executive shall devote his full business time to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) and manage the Executive’s personal and family investments, and (iv) have an ownership interest in other businesses, including, without limitation, businesses engaged in the oil and gas industry. In addition, the Executive has disclosed to the Company his involvement in oil and gas entities and investments other than the Company (collectively, the “Outside Activities”). A non-exclusive list of Outside Activities is contained is Schedule A. The Company shall permit the Executive to continue to engage in the Outside Activities provided that the Executive agrees to disclose to the Board of Directors of the Company (the “Board”) any actual or potential conflict of interest arising out of any such Outside Activity. Employee shall be physically present for work no less than 3 and ½ days per week in the Company’s main Texas office, unless otherwise directed by the Executive Chairman.

2. Term. This Agreement and Executive’s employment hereunder shall be for an initial term of two (2) years commencing on the date hereof (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”).

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $120,000, less applicable withholdings (the “Base Salary”). The Company will increase the Base Salary of the Executive upon the initial capital raise of the Company, once it is listed and trading, subject the approval of the Executive Chairman. The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. The Board shall review the Base Salary annually and may increase the Base Salary, and the term “Base Salary” shall refer to such increased amount.

(b) Annual Bonus. During the Term, the Executive may receive additional annual cash and/or stock bonuses, in respect of each full or partial fiscal year of the Company occurring during the Term, as well as other cash and/or stock bonuses, as determined in the sole discretion of the Board based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Executive’s performance or such other criteria as may be established by it (the “Annual Bonus”). The Annual Bonus will be paid no later than the seventy-fifth (75th) day following the end of the fiscal year to which the Annual Bonus relates.

(c) Equity Grants. Upon the Effective Date, the Executive shall receive options to purchase 12,500,000 shares of the Company’s common stock (the “Common Stock”), such options to have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The vesting of the options will be subject to time based vesting and shall be subject to the terms and conditions as more fully set forth on Exhibit A, attached hereto.

(d) Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus plans, policies, practices, policies and programs adopted by the Company and applicable generally to senior executives of the Company.

(e) Equity Incentive Plan. The Executive shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Company and applicable generally to other senior executives of the Company.

(f) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(g) Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

(h) Vacation. The Executive shall be entitled to accrue up to 15 paid vacation days in each year, which shall be accrued annually and ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

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(i) Attorneys’ Fees. The Company shall reimburse Executive for the attorneys’ fees and costs incurred by him in connection with the drafting, review and negotiation of this Agreement within fifteen (15) days following Executive’s submission to the Company of invoices evidencing such fees and costs, subject to a cap of $10,000.

(j) Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

4. Termination. The Executive’s employment may be terminated and this Agreement terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as Executive Vice President , with or without a reasonable accommodation, for a period of one-hundred twenty (120) consecutive days or one-hundred eighty (180) days during any rolling consecutive twelve (12) month period.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or other material dishonesty with respect to the Company; (iii) conviction, plea of nolo contendere, guilty plea, or confession to a felony or any lesser crime of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a material breach of this Agreement, provided that a breach of this Agreement, if curable, shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) an opportunity to be heard before the Board with the Executive’s counsel present prior to the Board’s decision to terminate the Executive’s employment for Cause.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause. For purposes hereof, the Company’s election not to renew the Term or any Renewal Term shall constitute a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment at any time for any reason other than a Good Reason.

(f) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s responsibilities; (iii) the assignment of duties to the Executive materially inconsistent with his position as Executive Vice President; (iv) the requirement that the Executive relocate his primary place of employment more than 20 miles from its current location (unless such location is closer to the Executive’s primary residence); or (v) the Company’s material breach of this Agreement; provided that, within 90 days of the Company’s act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice (the “Cure Period”) and the Executive actually terminates his employment within 60 days after the date the Company receives the Executive’s notice.

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(g) Expiration. Executive’s employment shall terminate on the Expiration Date.

(h) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to a Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cure Period; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(d), 90 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice, (vii) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a timely written termination notice following the end of the Cure Period, and (viii) the Expiration Date if the Executive’s employment terminates under Section 4(g).

5. Compensation upon Termination.

(a) Termination by the Company for Cause; by the Executive without Good Reason; or upon the Expiration Date following the Executive’s election not to Renew. If the Executive’s employment with the Company is terminated pursuant to Sections 4(c), 4(e), or 4(g) following the Executive’s election not to renew the Term or Renewal Term, the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, any earned but unpaid Annual Bonus and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b) Death; Disability. If the Executive’s employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Executive (or his authorized representative or estate) shall be entitled to

(i) the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii) the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year payable at the same time bonuses for such year are paid to other senior executives of the Company.

(iii) Subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive and/or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage and such eligibility is not limited by the Executive’s death; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

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(iv) in the case of a termination due to Disability, in addition to the aforementioned compensation, benefits and awards, continuation of the Base Salary in effect on the date of termination until the earlier of (A) the eighteenth month anniversary of the date of termination, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the eighteenth month anniversary of the date of termination will compensate the Executive’s estate the difference in net compensation.

(c) Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) (excluding as a result of the Company’s failure to renew the Term or any Renewal Term) or the Executive terminates his employment for Good Reason as provided in Section 4(f)

(i) the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(d) Change of Control: Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) (including as a result of the Company’s failure to renew the Term or any Renewal Term) or the Executive terminates his employment for Good Reason as provided in Section 4(f), and such termination occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive’s Termination Date, then the Executive shall be entitled to two years of all Compensation set forth in Section 3 and the following payable no later than thirty (30) days following the Termination Date:

(i) the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii) severance of twice the Executive’s annual base salary based upon the greater of (x) the base salary in existence on the termination date, or (y) the base salary pursuant to Section 3(a) of this agreement. The severance is payable in a single lump sum payment no later than thirty (30) days following the Termination Date.

(iii) A pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year. If there is no Annual Bonus for which he is eligible in the fiscal year of the termination date, then the award shall be based upon a pro rata share of the Annual Bonus most recently issued to the Executive. If the Annual Bonus has been reduced either 60 days prior to a Change in Control or within twelve months following a Change in Control then the pro-rata bonus shall be based upon the highest Annual Bonus previously awarded to the Executive.

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(iv) full vesting of the Executive in any and all outstanding previously granted options and all equity-based incentive awards that would have been granted and vested over two years from the Termination Date. Subject to the Executive’s timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(e) Change of Control: For purposes of Section 5(d), a change of control shall have occurred upon any of the following:

(i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing eighty (80%) percent of the total voting power of all its then outstanding voting securities;

(ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(f) Consequence of a Change in Control. Notwithstanding the terms of any employee compensation plan, if, as of the date of a Change in Control, Executive holds stock options issued under such a plan that are not vested and exercisable, such stock options shall become fully vested and exercisable as of the date of the Change in Control if the acquirer does not agree to assume or substitute for equivalent stock options such outstanding stock options.

(g) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

6. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(b) To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5(b), (c) and (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iv) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7. Excess Parachute Payments.

(a) To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation; provided however, that any total benefits or compensation that would otherwise be due and payable to Executive under any terms of this Agreement would still be paid to Executive but in a manner that is in compliance with Section 4999.

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(b) If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company

8. Confidentiality and Restrictive Covenants.

(a) Covenant Against Disclosure. All Confidential Information relating to the Business of the Company is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive. Without the prior written consent of the Company, the Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not, without the prior written consent of the Company, disclose any Confidential Information to third parties.

(b) Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(c) Further Covenant. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

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(ii) solicit for himself or any entity the business of a customer of the Company, or solicit any business which was a customer of the Company in competition with the Company’s Business within twelve (12) months prior to the termination of the Executive’s employment; or

(iii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company, or hire or engage, directly or indirectly, any individual who was an employee of the Company within one (1) year prior to the Executive’s Termination Date.

9. RESERVED

10. No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers (in their capacity as such). During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

11. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement

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12. Disputes.

(a) Any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act. The Company and the Executive will share the AAA administrative fees, the arbitrator’s fee and expenses, and each party will pay its own attorneys’ fees.

(b) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c) In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, the Company shall reimburse 100% of Executive’s reasonable legal fees if Executive substantially prevails in such contest or dispute.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

14. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices,

If to Executive:	Daniel Smith
14271 West Peninsula
White House, Texas 75791

If to Company:	Petro River Oil Corp
4925 Greenville Ave, Suite 900
Dallas, Texas 75206

Copy to Board:	641 Lexington Avenue, 26th Floor
New York, New York 10022

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PETRO RIVER OIL CORP

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Executive Chairman

DANIEL SMITH

/s/ Daniel Smith
Individually

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Schedule A

Outside Activities

●	The Executive provides consulting services to and owns equity in Gale Force Petroleum, a company in which Iroquois Capital Opportunity Fund LP (or ICO Fund) owns stock.
●	The Executive has a minority membership interest in Petro River Partners I LLC, which has a three percent overriding royalty interest in all leaseholds PROC is acquiring from Petro River Oil LLC.
●	The Executive has a minority interest in Petro River Oil LLC which is being exchanged for equity in Petro River Oil Corp.
●	The Executive is an authorized signatory of Petro River Operating LLC, a wholly owned subsidiary of Petro River Oil LLC.
●	The Executive may provide services to special purpose vehicles associated with ICO Fund or with Petro River Oil LLC.
●	The Executive owns various oil and gas interests and limited partnership interests for his personal account that are not in proximity to the existing assets of Petro River Oil Corp or Petro River Oil LLC.
●	The Executive owns Smith Exploration, LP and operates it.
●	The Executive owns and operates S&S Exploration, LP and its related vehicles and investments.
●	The Executive has an obligation to certain investors and partners in the above related entities.
●	The Executive owns multiple personal oil and gas and real estate investments.

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Exhibit A

All options vested as set forth in this Exhibit A will have a ten year exercise period unless otherwise provided in this employment agreement.

Initial Award

Upon the Effective Date or within 15 days thereafter, the Company shall grant the Executive options to purchase 12,500,000 shares of Common Stock the granted options shall have an exercise price equal to the fair market value of the Common Stock on the date of grant. The granted options shall be subject to a four -year vesting schedule with 25% to vest upon the grant date, and the balance to grant ratably on an annual basis for the next 48 months.

Treatment upon termination of employment

Death or Disability	Granted awards shall continue and vest for 12 months following the death or disability date. Awards set to vest therein are awarded. Awards set to vest thereafter are cancelled. Vested options exercisable for the full ten year term.

Voluntary quit	Granted unvested awards cancelled. Yet to be granted awards cancelled. Vested options exercisable for the full ten year term.

Termination for Cause	Granted unvested awards cancelled. Yet to be granted awards cancelled. Vested options exercisable for the full ten year term.

Termination without Cause/ Quit for Good Reason	Granted unvested awards cancelled. Yet to be granted awards cancelled. Vested options exercisable for the full ten year term.

The terms of any award under this section shall be more fully set forth in an award agreement. It is expressly acknowledged and agreed that this Exhibit A is a summary of the contemplated terms of the award agreements.

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PETRO RIVER OIL CORP.

STOCK OPTION GRANT NOTICE

Petro River Oil Corp. (the “Company”), hereby grants to Daniel Smith (the “Option holder”) an option to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), as set forth below (the “Option”). The Option is granted pursuant to the terms of the Company’s 2012 Equity Compensation Plan (the “Plan”). The Option is subject to all the terms and conditions as set forth in this grant notice (this “Grant Notice”), the Plan and the Notice of Exercise of Stock Option attached hereto as Exhibit A (the “Notice of Exercise”), all of which are incorporated herein by reference in their entirety.

Optionholder	Daniel Smith
Date of Grant	November 27, 2013
Number of Shares Subject to Option	12,500,000
Exercise Price (per share)	$0.059
Expiration Date	November 27, 2023

Vesting Schedule: The Option shall vest in five equal installments, with the first installment vesting on November 27, 2013. The next four installments will vest, subject to certain conditions, on November 27, 2014, November 27, 2015, November 27, 2016, and November 27, 2017, upon the Option holder’s continuation in service with the Company through each of the vesting dates. The contingent vestings are subject to the amendment of the Plan, approved by a vote of the shareholders of the Company, to increase the number of shares permitted to be granted under the Plan, and to put in place a stock option grant limitation in accordance with §162(m) of the Internal Revenue Code of 1986, as amended.

Payment: Payment can be made by one or more of the items checked below:

[X] By cash or check

[X] Pursuant to a Regulation T Program, if the Shares are publicly traded

[X] By delivery of already-owned shares, if the Shares are publicly traded

To the maximum effect permitted by law, the Options are intended to qualify as incentive stock options (the “Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. To the extent that the aggregate fair market value (determined at the Date of Grant) of Common Stock with respect to which the Incentive Stock Options are exercisable for the first time by the Option holder during any calendar year exceeds $100,000, the Options, or portions thereof that exceed such limit, shall be treated as nonstatutory stock options.

petro river oil corp.

By:	/s/ Scot Cohen
Scot Cohen
Executive Chairman
Date:	November 27, 2013

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EXHIBIT A

PETRO RIVER OIL CORP.
Notice of Exercise of Stock Option

TO:     Petro River Oil Corp. (the “Company”)

The undersigned hereby exercises the Stock Option, dated November 27, 2013, granted by the Company pursuant to its 2012 Equity Compensation Plan, to purchase ________ shares of common stock of the Company at a price of $0.059 per share, for a total purchase price of $______.

Payment method (Choose one or more of the following methods): Notify the Company if you wish to pay other than by cash or check as these alternatives may be subject to special conditions or may not be available under certain circumstances.

[  ] Cash or Check

[  ] By Regulation T Program (cashless exercise)

[  ] Delivery of already-owned shares

Details: By this Notice of Exercise, the undersigned agrees to provide for the payment by the undersigned to the Company (in the manner designated by the Company) of applicable tax withholding obligation, if any, relating to the exercise of the foregoing Stock Option.

Date	Daniel Smith

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